Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Western Alliance Bancorporation

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value, reserved for future issuance pursuant to the Western Alliance Bancorporation 2005 Stock Incentive Plan	Rule 457(c) and (h)	2,800,000	$52.14 (2)	$145,992,000	$0.0001102	$16,088.32

	Total Offering Amounts				$52.14	$145,992,000		$16,088.32

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$16,088.32

1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s common shares as quoted on the New York Stock Exchange on August 28, 2023, which was $52.14.